FOR IMMEDIATE RELEASE                                                May 3, 2007
Media Contact: Joe Salkowski, (520) 884-3625                                  Page 1 of 5
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS FOR 2007

Tucson, Ariz. - UniSource Energy Corp. (NYSE: UNS) today reported earnings for the first quarter of 2007 of $5 million, or $0.14 per diluted share of common stock. Last year, UniSource Energy reported first quarter earnings of $17 million, or $0.45 per diluted share. UniSource Energy reaffirmed today that its 2007 full-year earnings are expected to be between $1.55 and $1.95 per diluted share.

Scheduled maintenance outages at coal-fired generators owned by Tucson Electric Power (TEP), UniSource Energy’s principal subsidiary, contributed to the year-over-year decline in earnings. Unit 2 at TEP’s Springerville Generating Station (SGS) was taken offline in March for a turbine replacement that will reduce the likelihood of future unplanned outages, while units at the San Juan and Navajo Generating Stations were offline for other planned maintenance.

These outages, and other unplanned outages, led to increases in fuel, purchased power and operating and maintenance (O&M) expenses. They also limited the energy sales opportunities that provided TEP with higher-than-usual wholesale revenues in 2006.

“We scheduled much of this work during a period when demand is typically low so our units would be ready to run smoothly during southern Arizona’s hot summer months, when our customers’ energy use reaches its seasonal peak,” said James S. Pignatelli, Chairman, President and Chief Executive Officer of UniSource Energy.

TEP’s continued growth is expected to contribute to increased energy use this summer. TEP’s customer base grew 2 percent in the past year, exceeding 394,000 by the end of the first quarter.

UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric, reported earnings of $5 million in the first quarters of both 2007 and 2006. UNS Gas’ customer base had grown to 146,000 by the end of the first quarter, a 3 percent increase over the same period last year. The 94,000 customers served by UNS Electric represent a 4 percent increase from the same period last year.

Tucson Electric Power Co.

TEP reported earnings for the first quarter of 2007 of $1 million compared with $17 million in 2006.

Factors affecting TEP's first quarter 2007 results include:

•
A $4 million decrease in utility gross margin (total operating revenues less fuel and purchased power expense) due in part to reduced availability of TEP’s coal-fired power plants. An $11 million increase in retail revenues due to cooler weather and customer growth and an $8 million increase in other revenues due primarily to fees and reimbursements received from Tri-State for fuel and O&M costs related to SGS Unit 3, were offset by an $8 million decrease in wholesale revenues and a $16 million increase in fuel and purchased power costs;

•
A $17 million increase in O&M expense primarily due to outages at TEP’s coal-fired generators, O&M at the Luna Energy Facility - which was not operational in the first quarter of 2006 - and $4 million of expenses related to SGS Unit 3, which began commercial operation in July 2006;

•	A $3 million increase in expenses related to the amortization of the Transition Recovery Asset;

•	A $3 million increase in depreciation and amortization expense due to higher plant in service, and

•	A $10 million increase in income taxes.

UNS Gas

UNS Gas reported net income of $5 million in the first quarters of 2007 and 2006.

Retail therm sales were 6 percent higher than they were during the first quarter of 2006 due to colder winter weather and a growing customer base. Despite higher sales, retail revenues were flat due to a lower fuel surcharge in 2007.

UNS Gas filed a general rate case in July 2006 requesting an increase of $9.6 million, or about 7 percent, to cover the growing cost of serving customers. The case is pending before the Arizona Corporation Commission (ACC). New rates cannot go into effect before August 1, 2007.

UNS Electric

UNS Electric reported earnings of less than $1 million for the first quarter of 2007, compared to $1 million for the first quarter of 2006. UNS Electric’s operations are seasonal in nature, with peak energy demand occurring in the summer months.

In December 2006, UNS Electric filed a general rate case seeking an average rate increase of $8.5 million, or approximately 5.5 percent, to recover rising capital and operating costs. The case is pending before the ACC, and new rates cannot go into effect before August 1, 2007.

Earnings Per Share Summary

	1st Quarter
Net Income	2007	2006
	-Millions-
Tucson Electric Power	$0.8	$16.6
UNS Gas	4.5	4.7
UNS Electric	0.3	0.7
Other[1]	(0.7)	(2.5)
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$4.9	$19.5
Discontinued Operations - Net of Tax[2]	-	(2.7)
Net Income	$4.9	$16.8

Avg. Basic Shares Outstanding (millions)	35.4	35.1

	1st Quarter
Earnings Per UniSource Energy Share	2007	2006
Tucson Electric Power	$0.02	$0.47
UNS Gas	0.13	0.14
UNS Electric	0.01	0.02
Other[1]	(0.02)	(0.07)
Income Before Discontinued Operations and Cumulative Effect of Accounting Change	$0.14	$0.56
Discontinued Operations - Net of Tax[2]	-	(0.08)
Net Income per Basic Share	$0.14	$0.48
Net Income per Diluted Share	$0.14	$0.45

(1) Includes UniSource Energy on a stand-alone basis and results from Millennium
Energy Holdings, Inc. (Millennium), a wholly-owned subsidiary of UniSource Energy.

(2) Relates to the discontinued operations and sale of Global Solar Energy, Inc. by
Millennium on March 31, 2006.

UniSource Energy believes that the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

Earnings Outlook

UniSource Energy reaffirms that its 2007 full-year earnings are expected to be between $1.55 and $1.95 per diluted share. Earnings in 2007 will be impacted by various factors including: rising fuel and transportation costs; increases in depreciation and amortization, including an increase in the amortization of the Transition Recovery Asset; lower interest expense; and full-year benefits from SGS Unit 3.

Numerous factors can affect UniSource Energy's ability to reach the 2007 estimate. The factors include, but are not limited to: changes in accounting standards; uncertainties prevailing in the wholesale power market; regulatory decisions; performance of TEP's generating plants; the weather; the pace and strength of the regional economy; fuel and purchased power expense; changes to long-term contracts; changes in asset depreciable lives; and the amount of losses incurred by Millennium.

UniSource Energy's earnings are subject to the seasonal energy sales of its utilities. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

Conference Call and Webcast

UniSource Energy officials will discuss first quarter 2007 earnings and outlook for 2007 on Friday, May 4, 2007 beginning at 12:00 p.m. EDT in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and Chief Executive Officer will host the call.

Internet Access

A live audio-only webcast of the conference call is available through a link at uns.com. Listeners are encouraged to visit the Web site at least 30 minutes before the event to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at uns.com.

Telephone Access

To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 7328838. A telephone replay will be available for seven days starting May 4, 2007. To listen to the replay, dial 800-642-1687 and reference confirmation code 7328838.

UniSource Energy's primary subsidiaries include Tucson Electric Power, which serves more than 394,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for nearly 240,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to: changes in accounting standards; the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2007 RESULTS

UniSource Energy Corporation
Condensed Consolidated Statements of Income	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2007	2006	Amount	Percent

Operating Revenues
Electric Retail Sales	$195,750	$182,669	$13,081	7.2
Electric Wholesale Sales	48,765	56,687	(7,922)	(14.0)
Gas Revenue	62,110	62,815	(705)	(1.1)
Other Revenues	11,216	3,255	7,961	N/M
Total Operating Revenues	317,841	305,426	12,415	4.1

Operating Expenses
Fuel	61,080	50,216	10,864	21.6
Purchased Energy	85,807	82,155	3,652	4.4
Other Operations and Maintenance	70,816	53,815	17,001	31.6
Depreciation and Amortization	34,466	30,757	3,709	12.1
Amortization of Transition Recovery Asset	14,986	11,842	3,144	26.5
Taxes Other Than Income Taxes	12,487	12,553	(66)	(0.5)
Total Operating Expenses	279,642	241,338	38,304	15.9
Operating Income	38,199	64,088	(25,889)	(40.4)

Other Income (Deductions)
Interest Income	4,444	4,927	(483)	(9.8)
Other Income	1,315	1,635	(320)	(19.6)
Other Expense	(637)	(728)	91	12.5
Total Other Income (Deductions)	5,122	5,834	(712)	(12.2)

Interest Expense
Long-Term Debt	17,989	18,684	(695)	(3.7)
Interest on Capital Leases	16,152	18,547	(2,395)	(12.9)
Other Interest Expense	1,761	1,306	455	34.8
Interest Capitalized	(1,395)	(1,912)	517	27.0
Total Interest Expense	34,507	36,625	(2,118)	(5.8)

Income From Continuing Operations Before Income Taxes	8,814	33,297	(24,483)	(73.5)
Income Tax Expense	3,871	13,806	(9,935)	(72.0)

Income From Continuing Operations	4,943	19,491	(14,548)	(74.6)
Discontinued Operations - Net of Tax	-	(2,669)	2,669	N/M

Net Income	$4,943	$16,822	$(11,879)	(70.6)

Weighted-average Shares of Common Stock Outstanding (000)	35,422	35,116	306	0.9

Basic Earnings (Loss) per Share
Income from Continuing Operations	$0.14	$0.56	$(0.42)	(75.0)
Discontinued Operations - Net of Tax	-	$(0.08)	$0.08	N/M
Net Income	$0.14	$0.48	$(0.34)	(70.8)

Diluted Earnings (Loss) per Share
Income from Continuing Operations	$0.14	$0.52	$(0.38)	(73.1)
Discontinued Operations - Net of Tax	-	$(0.07)	$0.07	N/M
Net Income	$0.14	$0.45	$(0.31)	(68.9)

Dividends Declared per Share	$0.225	$0.21	$0.015	7.1

	Three Months Ended
Tucson Electric Power	March 31,		Increase / (Decrease)
Electric MWh Sales:	2007	2006	Amount	Percent
Retail Sales	2,012,271	1,873,816	138,455	7.4
Wholesale Sales	834,638	1,011,990	(177,352)	(17.5)
Total	2,846,909	2,885,806	(38,897)	(1.3)

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.